Exhibit 10.2

CHENIERE ENERGY, INC.

AMENDED AND RESTATED

2003 STOCK INCENTIVE PLAN

AMENDMENT NO. 4

WHEREAS, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) and the stockholders of the Company (the “Stockholders”) previously adopted and approved the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “Restated Plan”) and Amendment No. 1 to the Restated Plan, the Board previously adopted and approved Amendment No. 2 to the Restated Plan, and the Board and the Stockholders previously adopted and approved Amendment No. 3 to the Restated Plan (Amendment Nos. 1, 2 and 3 collectively with the Restated Plan, the “Current Plan”); and

WHEREAS, the Board has determined that it would be in the best interests of the Company to amend the Current Plan further (i) to increase the number of authorized shares under the Current Plan by an additional 10,000,000 shares so that a total of 21,000,000 shares of common stock, $.003 par value, of the Company is authorized under the Current Plan (ii) to increase the maximum number of shares that can be granted to any one individual during a calendar year, (iii) to increase the aggregate cash Awards that may be payable to an individual during any calendar year and (iv) to add “contracted LNG quantity” to the list of permissible business criteria pursuant to which Performance Awards may be granted under the Current Plan;

NOW, THEREFORE, the Current Plan hereby is amended, effective on the date of approval by the Stockholders, as follows:

1.	The first sentence of Section 1.2 of the Current Plan entitled “Shares Subject to the Plan” (“Article 1.2”) shall be replaced in its entirety by the following:

“The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 21,000,000.”

2.	The second sentence of Section 1.2 of the Current Plan shall be replaced in its entirety by the following:

“No one Participant shall be granted Awards under the Plan during any calendar year covering or relating to more than 3,000,000 shares of Common Stock.”

3.	The first sentence of Section 1.9 of the Current Plan shall be replaced in its entirety by the following:

“In addition to the limitation on individual stock and stock-related Awards contained in Section 1.2 of the Plan, no individual shall receive payments for cash Awards under the Plan during any calendar year aggregating in excess of $25,000,000.”

4.	Section 8.2(b) of the Current Plan shall be replaced in its entirety to read as follows:

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in revenues; (C) increase in cash flow; (D) increase in cash flow return; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation and amortization; (N) earnings before taxes and depreciation; (O) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (P) operating income; (Q) stock price measures (including growth measures and total stockholder return); (R) price per share of Common Stock; (S) debt reduction; (T) contracted LNG quantity; and (U) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

5.	Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 4 to the Current Plan is adopted by the Company effective as of the 12th day of June, 2009.

CHENIERE ENERGY, INC.

By:	/s/ Meg A. Gentle
Meg A. Gentle
Senior Vice President and Chief Financial Officer